Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-                 ) pertaining to the 2014 Equity Incentive Plan and the Amended and Restated 2004 Employee Stock Purchase Plan of Threshold Pharmaceuticals, Inc. of our reports dated March 6, 2014, with respect to the consolidated financial statements of Threshold Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Threshold Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

May 22, 2014